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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
FP Bancorp, Inc.

We consent to the incorporation by reference in the registration statement on Form S-4 of Zions Bancorporation of our report dated January 20, 1998, relating to the consolidated balance sheets of FP Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of FP Bancorp, Inc., and to the reference to our firm under the headings "Experts," "Selected Financial Information" and "Certain Federal Income Tax Consequences" in the registration statement.


                                         /s/ KPMG PEAT MARWICK LLP

San Diego, California
April 20, 1998